EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willdan Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Willdan Group, Inc. of our report dated March 25, 2008, with respect to the consolidated balance sheets of Willdan Group, Inc. as of December 28, 2007 and December 29, 2006, and the related consolidated statements of operations, redeemable common stock and stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 28, 2007, which report appears in the December 28, 2007 annual report on Form 10-K of Willdan Group, Inc.

/s/ KPMG LLP

Los Angeles, California

August 11, 2008